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Fortinet Appoints Distinguished Public Sector Leader Janet Napolitano to its Board of Directors

SUNNYVALE, Calif., November 12, 2024

News Summary
Fortinet® (NASDAQ: FTNT), the global cybersecurity leader driving the convergence of networking and security, today announced the addition of Janet Napolitano to the company’s board of directors, adding further national security and public policy expertise to the board.

Appointing Janet to the board of directors builds on Fortinet’s ongoing commitment to advancing cybersecurity for society at large through its product development principles and strategic partnerships. Janet will help advance Fortinet’s public and private sector initiatives, advise on the company’s ongoing efforts related to CISA’s Secure by Design Pledge, and strengthen its collaboration with key government stakeholders across the Five Eyes community, NATO, and INTERPOL.

“We’re pleased to welcome Janet Napolitano to our esteemed board of directors. Janet’s contributions to national security and public policy will be invaluable as we continue deepening our focus on strategic, collaborative efforts to reduce cyber risks on a global scale. Janet’s commitment to safeguarding our nation as a former leader of the U.S. Department of Homeland Security will help Fortinet further our mission to secure people, devices, and data everywhere,” said Ken Xie, Founder, Chairman of the Board, and CEO at Fortinet.

“Fortinet has stood at the forefront of the cybersecurity landscape for over two decades, playing a pivotal role in its evolution. It is with great anticipation that I lend my experience and perspectives to support the company as it strengthens its commitment to secure-by-design principles and deepens its collaboration with government institutions and across critical infrastructure sectors to advance global cybersecurity resilience. I look forward to contributing to Fortinet’s noble mission of fostering a safer and more secure digital world for all,” shared Janet Napolitano.

Janet is a distinguished public servant and a renowned leader. After a significant legal career, she served as the governor of Arizona (2003-2009) and Secretary of Homeland Security (2009-2013), where she led efforts to protect the United States from terrorist attacks, respond to natural disasters, and build domestic resiliency. Following her public service, Janet transitioned to the education sector, serving as the president of the University of California from 2013 to 2020. Currently, Janet is the founder and faculty director of the Center for Security in Politics at UC Berkeley and a professor of public policy at the Goldman School of Public Policy at UC Berkeley.

Janet holds board positions across various industries, contributing her expertise and leadership to diverse organizations. She currently serves on the boards of directors for Vir Biotechnology and Zoom and the board of trustees at RAND Corporation.

Additional Resources
•Learn more about Fortinet’s board of directors.
•Learn more about Fortinet’s recent work with the public sector.
•Visit Fortinet’s investor relations page here.
•Learn about Fortinet’s free cybersecurity training, which includes broad cyber awareness and product training. The Fortinet Training Institute also provides training and certification through the Network Security Expert (NSE) Certification, Academic Partner, and Education Outreach programs.

•Learn more about FortiGuard Labs threat intelligence, research, and Outbreak Alerts, which provide timely steps to mitigate breaking cybersecurity attacks.
•Learn about Fortinet’s FortiGuard Security Services portfolio.
•Read about how Fortinet customers are securing their organizations.
•Follow Fortinet on Twitter, LinkedIn, Facebook, and Instagram. Subscribe to Fortinet on our blog or YouTube.

About Fortinet (www.fortinet.com)
Fortinet (Nasdaq: FTNT) is a driving force in the evolution of cybersecurity and the convergence of networking and security. Our mission is to secure people, devices and data everywhere, and today we deliver cybersecurity everywhere our customers need it with the largest integrated portfolio of over 50 enterprise-grade products. Well over half a million customers trust Fortinet’s solutions, which are among the most deployed, most patented and most validated in the industry. The Fortinet Training Institute, one of the largest and broadest training programs in the industry, is dedicated to making cybersecurity training and new career opportunities available to everyone. Collaboration with esteemed organizations from both the public and private sectors, including Computer Emergency Response Teams (“CERTs”), government entities, and academia, is a fundamental aspect of Fortinet’s commitment to enhance cyber resilience globally. FortiGuard Labs, Fortinet’s elite threat intelligence and research organization, develops and utilizes leading-edge machine learning and AI technologies to provide customers with timely and consistently top-rated protection and actionable threat intelligence. Learn more at https://www.fortinet.com, the Fortinet Blog, or FortiGuard Labs.

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